February 12, 1998


Sears Roebuck Acceptance Corp.
3711 Kennett Pike
Greenville, Delaware 19807


Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, Illinois 60179

Ladies and Gentlemen:

I am an Assistant General Counsel of Sears, Roebuck and Co.
("Sears"). I have examined (i) Registration Statement No. 333-30879 as filed with the Securities and Exchange Commission on July 8, 1997 thereto (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Act") of $4,500,000,000 aggregate initial offering price of debt securities of Sears Roebuck Acceptance Corp. (the "Company"), for several offerings to be made on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Act; (ii) the final prospectus, dated January 8, 1998, relating to the offering and sale of up to $4,195,250,000 of the aforesaid debt securities, which are part of the Registration Statement (the "Prospectus"), and the Prospectus Supplement, dated January 8, 1998, (the "Prospectus Supplement") relating to the offering and sale of $200,000,000 aggregate principal amount of 6.75% Notes due January 15, 2028 (the "6.75% Notes") of the Company; (iii) the Indenture dated as of May 15, 1995 between the Company and Chase Manhattan Bank, as Trustee, relating to the aforesaid debt securities; (iv) (a) the Underwriting Agreement dated June 25, 1997 among the Company, Sears, Roebuck and Co. ("Sears") and Goldman, Sachs & Co., as Representatives of the several Underwriters and (f) the Pricing Agreement dated January 8, 1998 among the Company, Sears and Goldman, Sachs & Co., as Representatives of the several Underwriters identified in Schedule I thereto, relating to the sale of the 6.75% Notes; and (v) the form of the 6.75% Notes. I am familiar with the proceedings heretofore taken by the Company in connection with the authorization, registration, issuance and sale of the Notes.

      I am of the opinion that each of the 6.75% Notes are legally issued and binding obligations of the Company in accordance with their terms, subject to insolvency, bankruptcy, reorganization, moratorium, liquidation, fraudulent conveyance and transfer or other similar laws relating to or affecting the enforcement of creditors' rights generally or by general equity principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law). In giving the above opinion, I have relied, with their permission, on an opinion from Morris, Nichols, Arsht & Tunnell addressed to me and dated January 13, 1998.

      I consent to the incorporation by reference of this opinion into the Registration Statement, and to the references to me in the Prospectus and Prospectus Supplement.

                                           Very truly yours,

                                           /S/Nancy K. Bellis

                                           Nancy K. Bellis